Etsy, Inc. Reports Third Quarter 2021 Results
Reports 18% Increase in Consolidated Year-Over-Year GMS Growth and 18% Year-Over-Year Revenue Growth
Brooklyn, NY - November 3, 2021 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its third quarter ended September 30, 2021, including the following highlights:
•Consolidated GMS was $3.1 billion, up 17.9% year-over-year; while Etsy marketplace GMS was $2.7 billion, up 12.4% year-over-year. Excluding face masks, Etsy marketplace GMS grew 23.7% year-over-year.
◦GMS per active buyer for the Etsy marketplace on a trailing twelve month basis grew 20% year-over-year.
◦The Etsy marketplace acquired approximately 11.1 million new and reactivated buyers who haven’t purchased in a year or more. While the growth in new buyers declined year-over-year as anticipated, we added approximately 7 million new buyers in the quarter. The number of new buyer quarterly additions continues to be meaningfully elevated when compared to pre-pandemic levels. Habitual buyers, those with 6 or more purchase days and $200 or more in spend in the trailing twelve months, grew 65% year-over-year, continuing to be our fastest growing buyer segment.
◦GMS from paid channels was 17% of overall GMS, decreasing 200 basis points compared to the third quarter of 2020.
•Consolidated revenue was $532.4 million, up 17.9% versus the third quarter of 2020.
•Net income was $89.9 million, down 2.0% year-over-year, with diluted earnings per share of $0.62. The decline in net income was due to acquisition-related expenses and non-cash amortization for the acquisitions of Depop and Elo7.
•Non-GAAP Adjusted EBITDA was $174.2 million, with Non-GAAP Adjusted EBITDA margin (i.e., Non-GAAP Adjusted EBITDA divided by consolidated revenue) of 33%, down 100 basis points compared to the third quarter of 2020, as we invested in the business.
•We ended the third quarter with $907.2 million in cash and cash equivalents and short- and long-term investments.

“Last year, Etsy dramatically outperformed e-commerce industry benchmarks, and now, in 2021, we’re lapping that performance with flying colors, reinforcing the significant market share gains we have made,” said Josh Silverman, Etsy, Inc. CEO. “Our excellent third quarter results further reflect that we’re moving the needle on frequency, and that many of the millions of buyers who found, or re-found Etsy during the pandemic are sticking with us, and performing even better than historical cohorts. We are also making great progress integrating our newest brands, Depop and Elo7, aligning their investment priorities, as well as Reverb’s, to those areas where we see opportunity for significant value creation.”

Third Quarter 2021 Financial Summary
(in thousands, except percentages; unaudited)
The financial results of Elo7 and Depop have been included in our consolidated financial results from July 2, 2021 and July 12, 2021 (the dates of acquisition), respectively. The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended September 30,		% Growth (Decline) Y/Y		Nine Months Ended September 30,		% Growth (Decline) Y/Y
	2021	2020			2021	2020
GMS (1)	$3,105,889	$2,633,927	17.9%		$9,290,551	$6,676,001	39.2%
Revenue	$532,429	$451,478	17.9%		$1,611,975	$1,108,270	45.4%
Marketplace revenue	$395,503	$341,623	15.8%		$1,204,608	$829,575	45.2%
Services revenue	$136,926	$109,855	24.6%		$407,367	$278,695	46.2%
Gross profit	$378,769	$331,310	14.3%		$1,166,429	$794,305	46.8%
Operating expenses	$295,028	$213,141	38.4%		$842,946	$531,631	58.6%
Net income	$89,930	$91,761	(2.0)%		$331,950	$200,708	65.4%
Adjusted EBITDA (Non-GAAP)	$174,238	$151,443	15.1%		$497,780	$357,127	39.4%
Adjusted EBITDA margin (Non-GAAP)	33%	34%	(100)	bps	31%	32%	(100)	bps

Active sellers (2)	7,461	3,681	102.7%		7,461	3,681	102.7%
Active buyers (2)	95,982	69,649	37.8%		95,982	69,649	37.8%
Percent mobile GMS	64%	62%	200	bps	64%	61%	300	bps
Percent non-U.S. GMS (1)(3)	42%	35%	700	bps	42%	34%	800	bps
(1)Consolidated GMS for the three and nine months ended September 30, 2021 includes Etsy.com GMS of $2.7 billion and $8.4 billion, respectively. Percent non-U.S. GMS for Etsy.com for both the three and nine months ended September 30, 2021 was 43%.
(2)Consolidated active sellers and active buyers includes Etsy.com active sellers and active buyers of 5.2 million and 89.4 million, respectively, as of September 30, 2021.
(3)Percent non-U.S. GMS was formerly referred to as percent international GMS.
For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

“Our strong third quarter revenue of $532 million reflects continued consumer demand and increased purchase frequency on the Etsy marketplace,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “We have continued to invest in both product and marketing to drive awareness and increase conversion. The strength of these investments is evident in our third quarter adjusted EBITDA margin of 33%, particularly notable given the integration of our newer marketplaces into our consolidated income statement this quarter.”

Third Quarter 2021 Operating Highlights
Select highlights of our third quarter operating performance and business initiatives are outlined below:

Product: Our primary focus in 2021 is to improve customer experiences across the Etsy marketplace to engage and retain the millions of buyers that we acquired over the past year. These are just a few of our initiatives during the third quarter, aligned with our Right to Win strategy.

•Leveraging XWalk, our large-scale, real-time graph retrieval engine, we’re continuing to narrow the semantic gap by relying less on listing taxonomy and more on buyer interests. Additionally, during the quarter we incorporated datasets with buyer hobbies and mapped them to Etsy listings to deliver more relevant inventory and improve conversion rate for recommendations. We’re also utilizing machine learning to enable real-time personalization that better understands buyers’ needs while they shop.
•We launched “The Etsy House,” our first-ever interactive, augmented-reality feature that allows buyers to shop a digital home filled with curated items. This is an innovative way to showcase the quality and breadth of sellers’ merchandise.
•We made substantial improvements to delivery transparency ahead of the holiday season: nearly 100% of U.S. listings now include expected delivery date and origin zip code information.
•Our launch of Etsy’s Star Seller program, which defines what success looks like by celebrating and rewarding our top-rated sellers, defining standards, and giving them motivation, support, and agency to improve their Etsy businesses, has improved several customer service metrics critical to the Etsy platform, such as on-time shipping and responsiveness. Also, early signals indicate that purchasing from a Star Seller may increase buyer frequency, with Star Sellers generating higher repeat purchase rates than those who have yet to achieve the badge. We also recently launched a preview version of our new Sell on Etsy App, which is trending positively in seller engagement.
•We’ve focused on transitioning buyers to our Buy on Etsy app, which we believe is the best way to transact on Etsy; personalizing the on-boarding experience and helping buyers discover items and shops that align with their tastes and preferences. As a result, during the quarter the app surpassed mobile web in GMS share for the first time ever, and we saw a 36% year-to-date increase in app downloads - ranking the Etsy app the fifth most downloaded in the Apple Store.

Marketing: We continued to optimize spend across our marketing channels, with particular focus on increasing the percentage of spend to upper and mid-funnel, and launching creative new marketing campaigns that target frequency improvements.

•Brand marketing for the Etsy marketplace continues to be a significant focus, with spend at 15% of our total marketing expense in the third quarter, or approximately $19 million. In the U.S., our brand metrics remained stable sequentially with noticeably improved visit intent and recommendation when compared to this time last year.
•Examples of new or expanded marketing initiatives include:
◦Introduction of male-targeted ad campaigns in the United States and testing of out-of-home advertising in the United Kingdom;
◦Introduction of our third “Creator Collab,” focused on supporting sellers from the LGBTQIA+ community, targeting international markets. This latest collaboration drove strong sales and delivered positive return on investment and strong international earned media; and
◦Creation of an impactful global press strategy and multi-channel activations to celebrate the winners of our third-annual Etsy Design Awards.
•For Holiday 2021, we’re reinforcing Etsy as the go-to destination to shop and gift meaningfully - launching a variety of strategic initiatives including encouraging early shopping through our Early Holiday Sales Event and targeted buyer discounting. We are also helping sellers to manage anticipated carrier delays and holiday delivery cut off dates to meet buyers’ expectations.
•We continued to invest with discipline in our performance marketing channels, testing and refining our ROI models, and continuing to optimize to marginal return efficiency. During the quarter we pulled back on performance marketing to measure the incremental performance of several channels.

Impact Pillars: We continued to make progress on our Impact strategy that reflects the positive economic, social, and ecological impact we want to have on the world while advancing and complementing our business strategy. Here are some highlights:

•We’re making progress towards reaching our pledge of being Net Zero by 2030. We’re offering U.S. sellers planet-friendly packaging options to help reduce Scope 3 greenhouse emissions and build buyer awareness of Etsy as a sustainable place to shop.
•Our Uplift Makers program has supported the launch of almost 40 shops representing heritage craft makers from across the Southern United States. In its first six months, the Gee’s Bend quilting community generated more than $300,000 in sales through their Etsy shops. We are now aiming to replicate that success for the recently launched shops of the Gullah basket weavers, a community in South Carolina known for their unique basket-weaving techniques.

Lastly, we are on track with our work integrating Depop and Elo7 into Etsy, Inc., and developing focused investment plans designed to deliver value creation across our businesses. In particular, we see opportunities to capitalize on Etsy’s experience driving the growth of two-sided marketplaces with similar product and marketing strategies. Near term priorities for Depop include focusing on increased brand exposure, improving the customer experience and optimizing conversion rate, growing value added seller services, and expanding marketing strategies. Elo7 is focused on optimizing conversion rate through investments in search and discovery, refining marketing efficiency, and improving the buyer and seller experiences. And Reverb continues to invest in its core focus areas for 2021: increased personalization, selling more new gear, international growth, and improving the customer experience.

Financial Guidance and Outlook
Below is Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA margin for the fourth quarter of 2021.

GMS:         $3.9B to $4.1B; with ~12% year-over- year growth at the midpoint;
Etsy marketplace: high single-digit growth

Revenue:        $660M to $690M; with ~10% year-over-year growth at the midpoint

Adjusted EBITDA
margin:         ~26%

Mr. Silverman commented, “We anticipate that Etsy’s highly distributed supply chain, with creative entrepreneurs located around the globe, is ready to serve the world in ways many others can’t this holiday season. In fact, our guidance implies that the fourth quarter will be our best GMS quarter ever. It is gratifying to see how shoppers have loved the experience they’ve had with Etsy and are coming back for more - even in a world of greatly expanded choice. We are moving in a different direction from commoditized marketplaces - for the Etsy marketplace as well as our full ‘House of Brands’ — Reverb, Depop, and Elo7. We have strong conviction to invest with discipline in what we see as a multi-trillion dollar market opportunity and to position Etsy for further growth in 2022 and beyond.”
Ms. Glaser added, “Etsy’s unique market positioning, as well as strong operational and investment plans, are expected to enable us to deliver solid top-line growth this quarter, even as we compare to last year’s pandemic-driven performance. Within our fourth quarter GMS guidance, we are forecasting very solid high-single digit GMS growth for the Etsy marketplace, implying relatively stable two-year growth when compared to the third quarter of 2021.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.

About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com
Gabriel Ratcliff, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the fourth quarter of 2021 and key drivers thereof; the uncertain impact that the ongoing COVID-19 pandemic or its eventual abatement may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows, on changes in overall levels of consumer spending, on e-commerce generally and on volatility in the global economy; the impact of our strategy, marketing and product initiatives on our business and operating results; our ability to attract, engage, and retain buyers and sellers; our future investments; our intended economic, social, and ecological impacts; the size of and our ability to capitalize on our large market opportunity; our ability to successfully integrate Depop and Elo7 and the anticipated impact of sharing expertise across Etsy’s “House of Brands;” and the potential impact of our acquisition of Depop and Elo7 on our market opportunity and on Etsy’s future consolidated financial results. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “target,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to continue our rapid growth; (2) risks related to the ongoing COVID-19 pandemic, which continues to impact our business and results of operations in numerous ways that remain volatile and unpredictable, and risks related to the pandemic’s eventual abatement and the return to pre-COVID consumer shopping behavior; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain active and engaged communities of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our communities; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) our ability to successfully integrate the Depop and Elo7 acquisitions and execute on our “House of Brands” operating model; (17) acquisitions that may prove unsuccessful or divert management attention; and (18) the potential misuse or disclosure of sensitive information about members of our communities and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and subsequent reports that we file with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$619,402	$1,244,099
Short-term investments	197,430	425,119
Accounts receivable, net	23,884	22,605
Prepaid and other current assets	68,936	56,152
Funds receivable and seller accounts	167,682	146,806
Total current assets	1,077,334	1,894,781
Restricted cash	5,341	5,341
Property and equipment, net	198,902	112,495
Goodwill	1,385,214	140,810
Intangible assets, net	613,104	187,449
Deferred tax assets	103,809	115
Long-term investments	90,350	39,094
Other assets	28,084	24,404
Total assets	$3,502,138	$2,404,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,367	$40,883
Accrued expenses	245,300	232,352
Finance lease obligations—current	8,757	8,537
Funds payable and amounts due to sellers	167,682	146,806
Deferred revenue	12,518	11,264
Other current liabilities	23,383	14,822
Total current liabilities	471,007	454,664
Finance lease obligations—net of current portion	38,700	44,979
Deferred tax liabilities	94,158	58,481
Long-term debt, net	2,274,351	1,062,299
Other liabilities	90,300	41,642
Total liabilities	2,968,516	1,662,065
Total stockholders’ equity	533,622	742,424
Total liabilities and stockholders’ equity	$3,502,138	$2,404,489

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$532,429	$451,478	$1,611,975	$1,108,270
Cost of revenue	153,660	120,168	445,546	313,965
Gross profit	378,769	331,310	1,166,429	794,305
Operating expenses:
Marketing	131,928	126,779	450,606	289,991
Product development	73,521	45,908	188,980	128,923
General and administrative	89,579	40,454	203,360	112,717
Total operating expenses	295,028	213,141	842,946	531,631
Income from operations	83,741	118,169	323,483	262,674
Other income (expense), net	58	(27,776)	3,798	(50,272)
Income before income taxes	83,799	90,393	327,281	212,402
Benefit (provision) for income taxes	6,131	1,368	4,669	(11,694)
Net income	$89,930	$91,761	$331,950	$200,708
Net income per share attributable to common stockholders:
Basic	$0.71	$0.75	$2.62	$1.68
Diluted	$0.62	$0.70	$2.30	$1.59
Weighted-average common shares outstanding:
Basic	126,633,789	121,978,272	126,753,641	119,666,841
Diluted	147,413,915	137,560,385	145,866,797	134,376,695

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income	$331,950	$200,708
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	90,047	47,664
Depreciation and amortization expense	49,276	45,088
Provision for expected credit losses	12,993	9,572
Foreign exchange (gain) loss	(7,159)	8,559
Non-cash interest expense	1,286	26,326
Deferred (benefit) provision for income taxes	(78,631)	5,755
Loss on extinguishment of debt	—	16,855
Other non-cash expense, net	4,324	3,231
Changes in operating assets and liabilities (net of impact of business combinations)	(42,994)	71,531
Net cash provided by operating activities	361,092	435,289
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(1,690,823)	—
Cash paid for intangible assets	(1,862)	—
Purchases of property and equipment	(5,740)	(388)
Development of internal-use software	(11,519)	(3,685)
Purchases of marketable securities	(343,902)	(300,880)
Sales and maturities of marketable securities	518,985	346,596
Net cash (used in) provided by investing activities	(1,534,861)	41,643
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(69,147)	(19,811)
Repurchase of stock	(234,427)	(191,162)
Proceeds from exercise of stock options	10,867	18,486
Proceeds from issuance of convertible senior notes	1,000,000	650,000
Payment of debt issuance costs	(12,849)	(9,764)
Purchase of capped calls	(85,000)	(74,685)
Settlement of convertible senior notes	(43,863)	(137,166)
Payments on finance lease obligations	(7,321)	(7,056)
Other financing, net	(93)	(8,268)
Net cash provided by financing activities	558,167	220,574
Effect of exchange rate changes on cash	(9,095)	4,175
Net (decrease) increase in cash, cash equivalents, and restricted cash	(624,697)	701,681
Cash, cash equivalents, and restricted cash at beginning of period	1,249,440	448,634
Cash, cash equivalents, and restricted cash at end of period	$624,743	$1,150,315

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
September 30, 2021 (1)	17.9%	16.6%	1.3%	39.2%	36.5%	2.7%
June 30, 2021	13.1%	10.2%	2.9%	53.0%	49.5%	3.5%
March 31, 2021	132.3%	127.5%	4.8%	132.3%	127.5%	4.8%
December 31, 2020	117.7%	115.2%	2.5%	106.7%	105.7%	1.0%
September 30, 2020	119.4%	117.4%	2.0%	101.1%	100.9%	0.2%
(1)Includes the acquisitions of Depop and Elo7, which occurred during the third quarter of 2021.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition-related expenses; and loss on extinguishment of debt. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure. With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, stock-based compensation expense, foreign exchange (gain) loss and acquisition-related and other non-recurring expenses which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition-related expenses;
•Adjusted EBITDA does not consider the impact of the loss on extinguishment of debt; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$89,930	$91,761	$331,950	$200,708
Excluding:
Interest and other non-operating expense, net (1)	2,640	9,457	4,425	24,105
(Benefit) provision for income taxes	(6,131)	(1,368)	(4,669)	11,694
Depreciation and amortization (2)	23,211	15,754	49,276	45,088
Stock-based compensation expense	42,256	17,128	90,047	47,664
Foreign exchange (gain) loss (3)	(2,698)	1,464	(8,223)	9,312
Acquisition-related expenses (4)	25,030	392	34,974	1,701
Loss on extinguishment of debt (5)	—	16,855	—	16,855
Adjusted EBITDA	$174,238	$151,443	$497,780	$357,127
Divided by:
Revenue	$532,429	$451,478	$1,611,975	$1,108,270
Adjusted EBITDA margin	33%	34%	31%	32%
(1)Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, August 2020, and June 2021. The adoption of Accounting Standards Update 2020-06 in the first quarter of 2021 resulted in a decrease in non-cash interest expense related to our convertible debt offerings as there was no amortization of the debt discount due to its derecognition.
(2)The three and nine months ended September 30, 2021 include amortization expense of acquired intangible and developed technology assets related to the acquisitions of Depop and Elo7 in the third quarter of 2021.
(3)Foreign exchange (gain) loss is primarily driven by the change in U.S. dollar, Euro, Pound Sterling, and Canadian dollar exchange rates on our intercompany and other non-functional currency cash balances.
(4)Acquisition-related expenses for the three and nine months ended September 30, 2021 related to our acquisitions of Depop and Elo7, while acquisition-related expenses for the three and nine months ended September 30, 2020 related to our acquisition of Reverb.
(5)During the third quarter of 2020, we repurchased $301.1 million aggregate principal amount of our outstanding 0% Convertible Senior Notes due 2023. We recognized a non-cash loss on extinguishment of debt of $16.9 million as a result.